Exhibit 99.1

tw telecom Reports First Quarter 2012 Results

Grew revenue 7.9% and Modified EBITDA 8.5% for the quarter on a year over year basis

Delivered strong 36.7% Modified EBITDA margin for the quarter

Announces the rollout of new Intelligent Network capabilities and Ethernet services to serve enterprise, data center and cloud demand

LITTLETON, Colo. - May 1, 2012 - tw telecom inc. (NASDAQ: TWTC), a leading national provider of managed services, including Business Ethernet, converged and IP VPN solutions to enterprises across the U.S. and to their global locations, today announced its first quarter 2012 financial results, including $358.9 million of revenue, $131.8 million of Modified EBITDA1 (“M-EBITDA”), $37.3 million of levered free cash flow3 and net income of $19.3 million.

“We posted our 30th consecutive quarter of sequential revenue growth, delivered strong margins, and grew both net income and levered free cash flow, while we continued to advance the business with new products and capabilities,” said Larissa Herda, tw telecom's Chairman, CEO and President. “Our integrated national network platform, with one common architecture and one set of systems, enables us to offer scalable Ethernet and Intelligent Network solutions with unique features and capabilities. These services will help to further differentiate us as we provide better, faster and easier network solutions that enable enterprise, data center and cloud demand.”

Highlights for the First Quarter 2012

•	Grew total revenue 2.1% sequentially and 7.9% year over year

•	Grew enterprise revenue 2.8% sequentially and 10.9% year over year

•	Grew data and Internet revenue 3.0% sequentially and 16.2% year over year, driven primarily by a 23.7% year over year increase in strategic Ethernet and VPN-based product revenue

•	Grew M-EBITDA 2.9% sequentially and 8.5% year over year

•	Delivered 36.7% M-EBITDA margin[1]

•	Delivered $37.3 million of levered free cash flow, representing 10.4% of revenue

•	Returned $11.5 million to shareholders in the form of share repurchases

Business Trends

“We delivered ongoing revenue growth and strong cash flow contribution, as we continued to invest in the business and strategically execute our share repurchase plan,” said Mark Peters, tw telecom's Executive Vice President and Chief Financial Officer. “Our revenue this quarter reflected the impact from seasonally lower sales in the prior quarter, with carrier disconnects that increased revenue churn late in the quarter, offset with increased taxes and fees. Our bookings7, or sales, continued to gather momentum throughout the quarter, outpacing our low seasonal fourth quarter bookings. We're headed into the second quarter with strong sales and market demand.”

New Products

The Company is planning a nationwide rollout this summer of Enhanced Management, or Phase I of its Intelligent Network capabilities for converged, VPN and Ethernet services. The Company also plans to rollout a new Ethernet solution in the second half of 2012, that offers ubiquitous national Ethernet coverage from a single connection point to buildings and data centers across its national footprint for infrastructure customers, including carriers, data centers and other technology companies.

Operational Metrics

Revenue churn4 was 1.1% for the current quarter, up from 0.8% for the prior quarter and 1.0% for the same quarter last year. The increase in revenue churn was primarily from the Company's carrier customer base and largely due to one large carrier customer who disconnected two high capacity circuits. As a component of revenue churn, revenue lost from customers fully disconnecting service remained low at 0.2% for the current quarter that is consistent with both the prior quarter and the same quarter last year, indicative of a loyal customer base, strong customer experience strategy and competitive product portfolio.

The Company had approximately 27,500 customers as of March 31, 2012. Customer churn4 was 1.0% for both the current quarter and prior quarter and 0.9% for the same quarter last year. The Company ended the first quarter with approximately 28,000 fiber route miles (of which approximately 21,000 were metro miles).

Capital Expenditures

Capital expenditures of $79.1 million for the quarter were similar to the same period last year of $79.3 million and decreased from $86.6 million for the prior quarter, with the majority of the investments in each period related to success-based initiatives. The decrease over the prior quarter primarily reflects seasonally lower spending, the timing of projects and the completion of certain fourth quarter strategic initiatives which did not recur.

The Company expects capital investments for 2012 to be approximately $345 to $355 million with the majority tied to new sales opportunities.

Other Trends

The Company continues to expect business fluctuations to impact sequential trends in revenue, margins and cash flow. This includes the timing, as well as any seasonal nature of sales and installations5, usage, rate changes, taxes and fees, disputes, repricing for contract renewals and fluctuations in revenue churn, expenses and capital expenditures.

The Company expects an effective tax rate in 2012 similar to 2011. Due to its approximate $1 billion federal net operating loss carry forward, as well as bonus depreciation, the Company expects that cash taxes in 2012 will be similar to 2011.

Intercarrier compensation revenue represented 2% of total revenue for the first quarter. Due to a November 2011 FCC order, the Company expects about half of this revenue will be eliminated over a six-year period ending July 2018, with approximately $2 million of this reduction occurring in the last half of 2012.

Year over Year Results - First Quarter 2012 compared to First Quarter 2011

Revenue

Revenue for the quarter was $358.9 million compared to $332.5 million for the first quarter last year, representing a year over year increase of $26.4 million, or 7.9%. Revenue grew primarily due to ongoing strong enterprise revenue growth. Key changes in revenue included:

•	$27.7 million increase in revenue from enterprise customers, or 10.9% year over year, driven primarily by data and Internet services and an increase in certain taxes and fees

•
$1.1 million decrease in revenue from carriers, primarily due to churn and repricing for contract renewals, partially offset by Ethernet services provided to wireline and wireless carriers to serve their end users

By product line, the percentage change in revenue year over year was as follows:

•
16.2% increase for data and Internet services, primarily driven by an increase in strategic Ethernet and VPN-based products and other services, somewhat offset by churn. Data and Internet revenue represented 49% of total revenue for the quarter compared to 46% a year ago

•
7.9% increase in voice services primarily reflecting sales of converged and other voice solutions as well as an increase in both the volume and rate of certain taxes and fees, partially offset by churn

•	5.3% decrease in network services, primarily reflecting churn and repricing for contract renewals largely in transport services, which outpaced growth in high capacity and colocation services

M-EBITDA and Margins

M-EBITDA grew to $131.8 million for the quarter, an increase of 8.5%, from the same period last year. M-EBITDA margin for the quarter was 36.7% as compared to 36.5% for the same period last year.

Operating costs for the quarter grew year over year, primarily due to increased network access costs and certain taxes and fees resulting from revenue growth. Operating costs as a percent of revenue were 41.6% for the quarter and 42.0% for the same period last year. Modified gross margin6 as a percentage of revenue was 58.6% in the current quarter compared to 58.2% in the same period last year.

The Company utilizes a fully burdened modified gross margin, including network costs, and personnel costs for customer care, provisioning, network maintenance, technical field and network operations, excluding non-cash, stock-based compensation expense, net of costs capitalized for labor and overhead on capital projects.

Selling, general and administrative costs (“SG&A”) increased year over year primarily reflecting an increase in employee-related costs, property taxes, regulatory fees and bad debt expense. SG&A costs as a percent of revenue increased to 24.0% for the quarter from 23.7% for the same period last year.

Net Income

Net income grew 53.2% to $19.3 million for the quarter from $12.6 million for the same period last year. The increase was primarily driven by M-EBITDA growth and a reduction in depreciation expense, due to an increase in fully depreciated assets and gain on disposal of assets, partially offset by an increase in income tax expense. Earnings per share grew to $0.13 for the quarter compared to $0.08 earnings per share in the same period last year.

Sequential Results - First Quarter 2012 compared to Fourth Quarter 2011

Revenue

Revenue for the quarter was $358.9 million, as compared to $351.5 million for the fourth quarter of 2011, an increase of $7.4 million, or 2.1%, representing the 30th consecutive quarter of sequential growth. Revenue reflected lower installations due to seasonally lower growth and increased carrier churn, offset by an increase in certain taxes and fees. Key changes in revenue included:

•	$7.6 million increase in enterprise revenue, representing 2.8% sequential growth driven primarily by data and Internet services and an increase in certain taxes and fees

•
$0.2 million decrease in revenue from carrier customers, primarily reflecting churn and repricing for contract renewals largely in network services, offset by growth in Ethernet services provided to wireless and wireline carriers to serve their end users

By product line, the percentage change in revenue sequentially was as follows:

•	3.0% increase for data and Internet services, primarily driven by an increase in strategic Ethernet and VPN-based product sales and other services, partially offset by churn

•	3.3% increase in voice services, primarily reflecting an increase in both the volume and rate of certain taxes and fees and sales of converged solutions, partially offset by churn

•	0.7% decrease in network services, primarily reflecting churn and repricing for contract renewals largely in transport services

M-EBITDA and Margins

M-EBITDA was $131.8 million for the quarter, an increase of 2.9% from the prior quarter. M-EBITDA margin was 36.7% for the quarter compared to 36.4% for the prior quarter.

Operating costs increased primarily due to an increase in certain taxes and fees and higher network access costs, partially offset by seasonally lower utility and maintenance costs. Operating costs were 41.6% of revenue for both the current quarter and the prior quarter. Modified gross margin for the quarter as a percentage of revenue was 58.6% compared to 58.5% in the prior quarter.

SG&A costs increased reflecting higher employee-related costs primarily due to the annual resetting of payroll taxes and increased stock-based compensation, partially offset by lower commissions associated with lower service installations, and a decline in contractor and other employee expenses. SG&A was 24.0% of revenue for the quarter and 23.9% for the prior quarter.

Net Income

Net income grew 17.9% to $19.3 million for the quarter, compared to $16.4 million in the prior quarter, primarily reflecting M-EBITDA growth and a reduction in depreciation expense due to an increase in fully depreciated assets and gain on disposal of assets, partially offset by an increase in income tax expense. Earnings per share was $0.13 for the quarter compared to $0.11 in the prior quarter.

tw telecom plans to conduct a webcast conference call to discuss its earnings results on May 2, 2012 at
9:00 a.m. MDT (11:00 a.m. EDT). To access the webcast and the financial and other information to be discussed in the webcast, visit www.twtelecom.com under “Investor Relations.”

Investor Relations:                    Media Relations:
Carole Curtin 303 566-1000                Bob Meldrum 303 566-1354
carole.curtin@twtelecom.com                bob.meldrum@twtelecom.com

(1) Modified EBITDA (or “M-EBITDA”) is defined as net income or loss before depreciation, amortization, accretion, impairment charges and other income and losses, interest expense, debt extinguishment costs, interest income, income tax expense or benefit, cumulative effect of change in accounting principle, and non-cash stock-based compensation expense. The Company defines Modified EBITDA margin as M-EBITDA divided by total revenue.

(2) Unlevered free cash flow is defined as Modified EBITDA less capital expenditures, which is reconciled to Net Cash provided by (used in) operating activities in the supplemental information posted on the Company's website.

(3) Levered free cash flow is defined as Modified EBITDA less capital expenditures and net interest expense from operations (excluding debt extinguishment costs, non-cash interest expense and deferred debt costs), which is reconciled to Net Cash provided by (used in) operating activities in the supplemental information posted on the Company's website.

(4) Revenue churn is defined as the average lost recurring monthly billing for the period from a customer's partial or complete disconnection of services (excluding repricing impacts and usage) compared to reported revenue for the period. Customer churn is defined as the average monthly customer turnover for the period compared to the average monthly customer count for the period.

(5) Installations reflect services from signed customer sales that are installed and recognized as revenue from the date of installation.

(6) The Company defines modified gross margin as total revenue less operating costs excluding non-cash stock-based compensation expense.

(7) Bookings are defined as signed customer contracts. The timing of when these sales are installed and recognized into revenue varies based on the underlying contract.

Financial Measures
The Company provides financial measures using U.S. generally accepted accounting principles (“GAAP”) as well as adjustments to GAAP measures to describe its business trends, including Modified EBITDA. Management believes that its definition of Modified EBITDA (see above) is a standard measure of operating performance and liquidity that is commonly reported and widely used by analysts, investors, and other interested parties in the telecommunications industry because it eliminates many differences in financial, capitalization, and tax structures, as well as non-cash and non-operating income or charges to earnings. Modified EBITDA is not intended to replace operating income (loss), net income (loss), cash flow, and other measures of financial performance and liquidity reported in accordance with GAAP. Management uses Modified EBITDA internally to assess on-going operations and it is the basis for various financial covenants contained in the Company's debt agreements and for operating performance and liquidity. Modified EBITDA is reconciled to Net Income (Loss), the most comparable GAAP measure for operating performance within the Consolidated Operations Highlights and in the supplemental information posted on the Company's website. Modified EBITDA, as a measure of liquidity, is also reconciled to Net Cash provided by operating activities on the Company's website.

In addition, management uses unlevered and levered free cash flow, which measure the ability of M-EBITDA to cover capital expenditures. The Company uses these cash flow definitions to eliminate certain non-cash costs. Levered and unlevered free cash flow are reconciled to Net Cash provided by operating activities and also to Modified EBITDA in the supplemental information posted on the Company's website. The Company also provides an adjustment to the measure gross margin by eliminating the impact of non-cash stock-based compensation expense. Management uses modified gross margin internally to assess on-going operations. Modified gross margin is reconciled to gross margin in the financial tables.

Forward Looking Statements
The statements in this press release and related conference call concerning the outlook for 2012 and beyond, including statements regarding product and platform plans, growth prospects, market opportunities, sales momentum, customer opportunities, network capabilities, sales and installations timing, demand, revenue growth, margins, the impact of regulatory changes, expected cost increases, churn, business trends and fluctuations, seasonality, taxes and expected capital expenditures are forward-looking statements that reflect management's views with respect to future events and financial performance. These statements are based on management's current expectations and are subject to risks and uncertainties. Important factors that could cause actual results to differ materially from those in the forward looking statements include the risks disclosed in the Company's SEC filings, especially the section entitled "Risk Factors" in its 2011 Annual Report on Form 10-K and in its quarterly report on Form 10-Q for the quarter ended March 31, 2012 to be filed shortly hereafter. tw telecom undertakes no obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About tw telecom
tw telecom, headquartered in Littleton, Colo., provides managed network services, specializing in converged services, Ethernet and data networking, Internet access, voice, VPN, VoIP and network security, to enterprise organizations and communications services companies throughout the U.S. including their global locations. As a leading provider of integrated and converged network solutions, tw telecom delivers customers overall economic value, quality service, and improved business productivity. For more information please visit www.twtelecom.com.

 tw telecom inc.
Consolidated Operations Highlights
(Dollars in thousands)
Unaudited (1)

	Three Months Ended March 31,
	2012	2011	Growth %
Revenue
Data and Internet services	$176,851	$152,187	16.2%
Voice services	89,621	83,024	7.9%
Network services	84,804	89,511	-5.3%
Service Revenue	351,276	324,722	8.2%
Intercarrier compensation	7,649	7,820	-2.2%
Total Revenue	358,925	332,542	7.9%
Expenses
Operating costs	149,193	139,729
Gross Margin	209,732	192,813
Selling, general and administrative costs	86,090	78,815
Depreciation, amortization and accretion	68,394	69,736
Operating Income	55,248	44,262
Interest expense	(15,444)	(16,260)
Non-cash interest expense and deferred debt costs	(6,137)	(5,712)
Interest income	104	143
Income before income taxes	33,771	22,433
Income tax expense	14,439	9,814
Net Income	$19,332	$12,619

SUPPLEMENTAL INFORMATION TO RECONCILE MODIFIED GROSS MARGIN AND MODIFIED EBITDA

Gross Margin	$209,732	$192,813
Add back non-cash stock-based compensation expense	500	588
Modified Gross Margin	210,232	193,401	8.7%
Selling, general and administrative costs	86,090	78,815
Add back non-cash stock-based compensation expense	7,628	6,860
Modified EBITDA	131,770	121,446	8.5%
Non-cash stock-based compensation expense	8,128	7,448
Depreciation, amortization and accretion	68,394	69,736
Net interest expense	15,340	16,117
Non-cash interest expense and deferred debt costs	6,137	5,712
Income tax expense	14,439	9,814
Net Income	$19,332	$12,619
Modified Gross Margin %	58.6%	58.2%
Modified EBITDA Margin %	36.7%	36.5%

Free Cash Flow:
Modified EBITDA	$131,770	$121,446	8.5%
Less: Capital Expenditures	79,109	79,276	-0.2%
Unlevered Free Cash Flow	52,661	42,170	24.9%
Less: Net interest expense	15,340	16,117	-4.8%
Levered Free Cash Flow	$37,321	$26,053	43.3%

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

tw telecom inc.
Consolidated Operations Highlights
(Dollars in thousands)
Unaudited (1)

	Three Months Ended
	Mar. 31 2012	Dec. 31 2011	Growth %
Revenue
Data and Internet services	$176,851	$171,657	3.0%
Voice services	89,621	86,775	3.3%
Network services	84,804	85,422	-0.7%
Service Revenue	351,276	343,854	2.2%
Intercarrier compensation	7,649	7,653	-0.1%
Total Revenue	358,925	351,507	2.1%
Expenses
Operating costs	149,193	146,320
Gross Margin	209,732	205,187
Selling, general and administrative costs	86,090	83,854
Depreciation, amortization and accretion	68,394	72,572
Operating Income	55,248	48,761
Interest expense	(15,444)	(15,944)
Non-cash interest expense and deferred debt costs	(6,137)	(6,027)
Interest income	104	102
Income before income taxes	33,771	26,892
Income tax expense	14,439	10,500
Net Income	$19,332	$16,392

SUPPLEMENTAL INFORMATION TO RECONCILE MODIFIED GROSS MARGIN AND MODIFIED EBITDA

Gross Margin	$209,732	$205,187
Add back non-cash stock-based compensation expense	500	590
Modified Gross Margin	210,232	205,777	2.2%
Selling, general and administrative costs	86,090	83,854
Add back non-cash stock-based compensation expense	7,628	6,133
Modified EBITDA	131,770	128,056	2.9%
Non-cash stock-based compensation expense	8,128	6,723
Depreciation, amortization and accretion	68,394	72,572
Net interest expense	15,340	15,842
Non-cash interest expense and deferred debt costs	6,137	6,027
Income tax expense	14,439	10,500
Net Income	$19,332	$16,392
Modified Gross Margin %	58.6%	58.5%
Modified EBITDA Margin %	36.7%	36.4%

Free Cash Flow
Modified EBITDA	$131,770	$128,056	2.9%
Less: Capital Expenditures	79,109	86,637	-8.7%
Unlevered Free Cash Flow	52,661	41,419	27.1%
Less: Net interest expense	15,340	15,842	-3.2%
Levered Free Cash Flow	$37,321	$25,577	45.9%

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

tw telecom inc.
Highlights of Results Per Share
Unaudited (1) (2)

	Three Months Ended
	Mar. 31 2012	Dec. 31 2011	Mar. 31 2011
Weighted Average Shares Outstanding (thousands)
Basic	146,967	146,416	147,565
Diluted (2)	149,090	148,125	149,694

Basic & Diluted Income per Common Share	$0.13	$0.11	$0.08

	As of
	Mar. 31 2012	Dec. 31 2011	Mar. 31 2011
Common shares (thousands)
Actual Shares Outstanding	150,374	149,044	150,472
Unvested Restricted Stock Units and Restricted Stock Awards (thousands)	4,596	4,182	4,325
Options (thousands)
Options Outstanding	5,977	6,674	8,555
Options Exercisable	5,268	4,974	6,618
Options Exercisable and In-the-Money	4,564	3,114	4,093

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

(2)
Stock options, restricted stock units/awards and convertible debt subject to conversion, are excluded from the computation of diluted weighted average shares outstanding if inclusion would be anti-dilutive. See the Company’s SEC filings for more details.

tw telecom inc.
Condensed Consolidated Balance Sheet Highlights
(Dollars in thousands)
Unaudited (1)

	Mar. 31 2012	Dec. 31 2011	Mar. 31 2011
ASSETS
Cash, equivalents, and short term investments	$486,667	$484,919	$479,762

Receivables	100,070	104,374	89,688
Less: allowance	(8,649)	(8,192)	(7,869)
Net receivables	91,421	96,182	81,819

Prepaid expenses and other current assets	18,334	17,340	19,468
Deferred income taxes	65,008	65,008	40,428
Total other current assets	83,342	82,348	59,896

Property, plant and equipment	4,080,835	4,026,134	3,792,095
Less: accumulated depreciation	(2,641,851)	(2,598,922)	(2,422,155)
Net property, plant and equipment	1,438,984	1,427,212	1,369,940

Deferred income taxes	148,432	162,535	215,207
Goodwill	412,694	412,694	412,694
Intangible assets, net of accumulated amortization	16,335	17,742	22,769
Other assets, net of accumulated amortization	23,875	24,594	16,995
Total other non-current assets	601,336	617,565	667,665

Total	$2,701,750	$2,708,226	$2,659,082

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$56,142	$52,739	$69,750
Deferred revenue	42,923	42,253	38,982
Accrued taxes, franchise and other fees	65,840	66,880	67,610
Accrued interest	7,488	13,934	7,487
Accrued payroll and benefits	29,969	44,284	37,102
Accrued carrier costs	25,154	32,760	29,375
Current portion of debt and lease obligations	108,482	7,733	6,968
Other current liabilities	31,132	31,361	39,327
Total current liabilities	367,130	291,944	296,601

Long-Term Debt and Capital Lease Obligations
2 3/8% convertible senior debentures, due 4/1/2026	373,744	373,744	373,744
Unamortized Discount	(21,872)	(27,057)	(41,968)
Net	351,872	346,687	331,776
Floating rate senior secured debt - Term Loan B, due 1/7/2013	101,787	102,055	102,861
Floating rate senior secured debt - Term Loan B, due 12/30/2016	466,713	467,946	471,639
8% senior unsecured notes, due 3/1/2018 (2)	427,711	427,614	427,324
Capital lease obligations	18,178	16,251	14,786
Less: current portion	(108,482)	(7,733)	(6,968)
Total long-term debt and capital lease obligations	1,257,779	1,352,820	1,341,418

Long-Term Deferred Revenue	22,041	22,296	14,356
Other Long-Term Liabilities	35,784	35,445	31,021

Stockholders’ Equity	1,019,016	1,005,721	975,686

Total	$2,701,750	$2,708,226	$2,659,082

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

(2)	Net of unamortized discount.

tw telecom inc.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
Unaudited (1)

	Three Months Ended
	Mar. 31 2012	Dec. 31 2011	Mar. 31 2011
Cash flows from operating activities:
Net Income	$19,332	$16,392	$12,619
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	68,394	72,572	69,736
Deferred income taxes	14,030	5,973	9,486
Stock-based compensation expense	8,128	6,723	7,448
Amortization of discount on debt and deferred debt costs and other	6,121	6,014	5,695
Changes in operating assets and liabilities:
Receivables, prepaid expenses and other assets	4,588	2,379	(2,111)
Accounts payable, deferred revenue, and other liabilities	(26,232)	1,752	(3,823)

Net cash provided by operating activities	94,361	111,805	99,050

Cash flows from investing activities:
Capital expenditures	(76,783)	(86,637)	(79,276)
Purchase of investments	(40,102)	(28,327)	(42,735)
Proceeds from sale of investments	36,474	25,615	43,286
Other investing activities, net	301	(646)	(1,591)
Net cash used in investing activities	(80,110)	(89,995)	(80,316)

Cash flows from financing activities:
Net proceeds (tax withholdings) from issuance of common stock upon exercise of stock options and vesting of restricted stock awards and units	(2,565)	922	(2,727)
Purchases of treasury stock	(11,519)	(8,562)	(8,859)
Excess tax benefits from stock-based compensation	448	1,385	—
Payment of debt and capital lease obligations	(1,878)	(1,902)	(1,855)

Net cash used in financing activities	(15,514)	(8,157)	(13,441)

(Decrease)/increase in cash and cash equivalents	(1,263)	13,653	5,293
Cash and cash equivalents at the beginning of the period	353,394	339,741	356,922
Cash and cash equivalents at the end of the period	$352,131	$353,394	$362,215

Supplemental disclosures cash, equivalents and short term investments
Cash and cash equivalents at the end of the period	$352,131	$353,394	$362,215
Short term investments	134,536	131,525	117,547
Total of cash, equivalents and short term investments	$486,667	$484,919	$479,762

Supplemental disclosures of cash flow information:
Cash paid for interest	$22,361	$9,970	$24,345
Cash paid for income taxes, net of refunds	$(24)	$218	$(31)
Addition of capital lease obligation	$2,326	$—	—

Supplemental information to reconcile capital expenditures:
Capital expenditures per cash flow statement	$76,783	$86,637	$79,276
Addition of capital lease obligation	2,326	—	—
Total capital expenditures	$79,109	$86,637	$79,276

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

tw telecom inc.
Selected Operating Statistics
Unaudited (1)

	Three Months Ended
	2011				2012
	Mar. 31	Jun. 30	Sept. 30	Dec. 31	Mar. 31
Operating Metrics:
Buildings (2)	13,742	14,311	14,872	15,438	15,905
Headcount
Total Headcount	2,985	3,071	3,065	3,051	3,059
Sales Associates	564	553	564	555	551
Customers
Total Customers	27,234	27,322	27,376	27,509	27,495

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

(2)	Reflects on-net buildings and ILEC Local Serving Offices (LSOs) directly served by the Company’s fiber network.